Exhibit 99.1

News Release

Media Contact:	NewPage Corporation
Amber Best	8540 Gander Creek Drive
937-242-9093	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE HOLDINGS INC. BECOMES 1934 ACT REPORTING COMPANY

MIAMISBURG, Ohio – July 31, 2013 – NewPage Holdings Inc. today announced that the U.S. Securities and Exchange Commission (SEC) declared its Form 10 Registration Statement effective as of July 30, 2013. NewPage Holdings Inc. is now a 1934 Act reporting company.

The Form 10 document can be found at the following link on the company’s website: www.NewPageCorp.com.

About NewPage

NewPage is a leading producer of printing and specialty papers in North America with $3.1 billion in net sales for the year ended December 31, 2012. NewPage is headquartered in Miamisburg, Ohio, and owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. These mills have a total annual production capacity of approximately 3.5 million tons of paper.

The company’s portfolio of paper products includes coated, supercalendered and specialty papers. These papers are used in commercial printing to create corporate collateral, magazines, catalogs, books, coupons, inserts and direct mail as well as in specialty paper applications including beverage bottle labels, food and medical packaging, pressure-sensitive labels and release liners. To learn more, visit www.NewPageCorp.com.

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